                                                                      Ex-99.13.I

                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the use in this Registration Statement on Form N-3 of our report dated February 23, 2001, relating to the financial statements and financial highlights of The Prudential Variable Contract Account - 2 which appears in such Registration Statement. We also consent to the references to us under the headings "Experts" and "Financial Highlights" in such Registration Statement.

We also consent to the use in this Registration Statement of our report dated March 13, 2001, relating to the consolidated financial statements of The Prudential Insurance Company of America, which appears in such Registration Statement.



PricewaterhouseCoopers LLP

New York, New York
April 27, 2001